CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Two Roads Shared Trust and to the use of our report dated December 29, 2022 on the consolidated financial statements and consolidated financial highlights of Superfund Managed Futures Strategy Fund, a series of shares of beneficial interest in Two Roads Shared Trust. Such consolidated financial statements and consolidated financial highlights appear in the October 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 23, 2023